Exhibit 99

                 VF Reports Record Third Quarter Sales
 and Earnings and Increases Dividend; Performance Reflects Continuing
         Shift toward Higher Growth, Higher Margin Businesses

    GREENSBORO, N.C.--(BUSINESS WIRE)--Oct. 21, 2005--VF Corporation
(NYSE: VFC):

    --  EPS up 15% on record sales

    --  Gross margins up more than one full percentage point to 41.5%

    --  Operating margins hit 16.2% versus 14.0% in '04 period

    --  Quarterly dividend increased by 7% to $.29 per share

    --  Another record year expected in 2006

    Information regarding VF's third quarter conference call webcast today can be found at the end of this release.

    VF Corporation (NYSE: VFC), a global leader in branded apparel, today announced record results for its third quarter ended October 1, 2005. All per share amounts are presented on a diluted basis.
    Net income increased 17% to $181.9 million from $155.4 million, with earnings per share rising 15% to $1.59 from $1.38. Last year's third quarter earnings included an $.08 per share impact from the recognition of certain costs related to the disposition of its Playwear business. Sales were $1,803.1 million in the quarter versus $1,792.6 million reported in last year's third quarter. The Reef(R) and Holoubek businesses, which were acquired during 2005, added $29 million to sales and were neutral to earnings.
    For the first nine months of 2005, net income rose 16% to $404.7 million from $349.4 million, with earnings per share rising 14% to $3.55 from $3.11. Sales increased 7% to $4,802.5 million from $4,494.8 million.
    "The transformation of our company, with the addition of higher growth, higher margin lifestyle brands, is paying off," said Mackey J. McDonald, chairman and chief executive officer. "Our growth engines - including our Outdoor and Sportswear coalitions - are providing us with a platform that will ensure healthy top and bottom line performance."
    He continued, "We're very pleased with the outstanding strength in earnings and margins we achieved this quarter, with higher operating margins in nearly all our business coalitions. Strong volume gains in our higher margin Outdoor business, combined with excellent operational efficiencies, enabled us to deliver stronger than expected bottom line performance despite a variety of factors pressuring retail sales and consumer spending. These factors notwithstanding, we are disappointed with the sales performance in our Jeanswear and Intimates businesses and are working aggressively to reverse these trends."

    Third Quarter Business Review

    Jeanswear

    Total Jeanswear sales, which include the Wrangler(R), Lee(R), Riders(R), Rustler(R), Wrangler Hero(R) and H.I.S(R) brands, declined 4% in the quarter, to $689 million versus $714 million in last year's third quarter. Domestic jeanswear sales declined 7% in the quarter. This was primarily due to a significant decrease in our Lee(R) brand business reflecting the impact of recent retail consolidations as well as weakness in industry jeans sales across the mid-tier channel. International sales rose 4%, with strength in Canada, Mexico, Latin America and Asia. Profitability of our Jeanswear business continues to be very strong, with a 5% rise in operating income and an increase in operating margins of more than one full percentage point. We remain encouraged by the initial results of newer initiatives such as our Wrangler Jeans Co.(TM) shirt program, our Riders(R) Coppercollection(TM) and Aura from the Women at Wrangler(TM) lines for women, and premium Wrangler(R) brand products in specialty stores. We also recently launched a new campaign to drive awareness of the fit attributes of our Lee(R) brand women's jeans lines.

    Outdoor

    Our Outdoor business had another outstanding quarter in both sales and profitability, and we are excited about the growth prospects for all our Outdoor brands. Sales rose 14% in the quarter to $521 million from $457 million, with our newly acquired Reef(R) brand contributing $18 million of the increase. Outdoor operating income rose 28%, with operating margins expanding to 21.5% from 19.1%, resulting from the strong volume gains and a sharp improvement in the profitability of our Vans(R) business during the quarter.
    The North Face(R) brand continued its momentum, with sales up 23% in the quarter and increases across all product categories. Our owned retail stores are also performing very well, with comparable store sales in the U.S. running 17% above prior year levels. Spring 2006 bookings for the brand are extremely strong, up 30%.
    Our Kipling(R) and Napapijri(R) brands also experienced solid sales growth in the quarter, with stable results across our Vans(R), JanSport(R) and Eastpak(R) brands.
    We remain excited about the prospects for our Kipling(R) and Napapijri(R) brands. In September we opened a new Kipling(R) brand flagship store in London and have opened 16 stores internationally through our distributors in 2005. Year to date, we have experienced double-digit growth for our Kipling(R) brand in Spain, the UK and Germany. Spring bookings for our Napapijri(R) brand are up 18%, with particularly strong growth in Germany and France. Our newest store opened recently in Munich and we're looking forward to the opening of our first store in the U.S., in New York City, next spring.
    Our Vans(R) brand continues to perform very well. Our new retail prototype store continues to show great promise, with comparable store sales up 22% year-to-date in these remodeled stores. We're committed to expanding our Vans(R) branded apparel business, and have launched the Vans(R) Core and Vault collections for spring of 2006.
    The integration of our most recent acquisition, the Reef(R) brand, is on plan. Business trends for the brand are quite positive, with double-digit growth across all channels.

    Intimate Apparel

    We continued to experience difficult comparisons in our Intimate Apparel business, which includes our Vanity Fair(R), Vassarette(R), Lily of France(R), Bestform(R) and Curvation(R) brands. Sales declined 9% in the quarter, to $213 million from $235 million. As has been the case throughout 2005, the majority of the decline was in our private brands business. Operating income fell 35%, with operating margins dropping to 10.1% from 14.1%, as we continue to take actions to align costs and capacity. Sales comparisons are expected to improve in the fourth quarter, although margins will remain under pressure. Key organizational changes, a focus on driving new product success and actions taken to reduce product costs are expected to result in improved sales and profits in 2006.

    Imagewear

    Our Imagewear coalition reported a 5% sales increase in the quarter, to $203 million from $193 million. The increase in sales was a result of the January 2005 acquisition of the assets of Holoubek, a licensee of the Harley-Davidson Motor Company, Inc., which drove a double-digit sales gain in our licensed sports apparel business. Imagewear operating income rose 25%, with operating margins exceeding 18% in the current quarter.

    Sportswear

    Sales of our Sportswear businesses, which include the Nautica(R) and John Varvatos(R) brands, as well as Kipling(R) brand sales in North America, increased 2% in the quarter, to $166 million from $163 million. Sales comparisons reflect lower sales of distressed Nautica(R) brand products, which also contributed to improved operating margins. Sportswear operating income increased 32%, while operating margins reached nearly 18%.
    We continue to gain market share in men's sportswear in department stores with our Nautica(R) brand. The productivity of our men's sportswear business at retail is improving, with sales per square foot expected to be up 10% in 2005. Spring 2006 bookings for our men's sportswear business are healthy, up 7%.
    The John Varvatos(R) men's luxury business continued its strong sales growth in the quarter and we are looking forward to the opening of our new flagship store in New York City in November.
    We are moving ahead aggressively with our expansion plans for our Kipling(R) brand in the U.S. and in September opened three new retail stores.
    Overall gross margins for VF increased by more than one full percentage point in the quarter, to 41.5% from 40.2%, with improvements across most of our businesses. Operating margins also rose sharply in the quarter, to 16.2% from 14.0%. Operating margins in 2004 were impacted by a $15 million loss on the disposal of our Playwear business. The income tax rate for the 2005 quarter rose to 33.9% from 33.4% due to expected settlements of prior year taxes.
    Our balance sheet remains in excellent shape, and we ended the quarter with over $200 million in cash. Inventories were up 11% over September 2004 levels, with $21 million of the total increase of $117 million due to the 2005 acquisitions. Debt as a percent of total capital was 27.5% at the end of the quarter, or 23.2% net of cash. We recently repaid $300 million of long-term debt that came due at the beginning of the fourth quarter. During the quarter we repurchased one million shares of common stock, bringing the total shares repurchased year-to-date to three million. We expect to repurchase an additional one million shares by year-end.

    Outlook

    We are maintaining our expectation for an increase in earnings of about 10% for the full year to approximately $4.65 per share. Sales for 2005 should rise 5 to 6%, excluding any additional acquisitions. Anticipating a continuation of difficult retail conditions, we expect sales in the fourth quarter to rise about 2%, while earnings per share should be flat to up slightly over the same period a year ago.
    "We're looking forward to wrapping up another record year in both sales and earnings, and to continuing the momentum into next year," said Mr. McDonald. "At the present time, we are optimistic that we can deliver another record year in 2006, with strong top and bottom line growth. However, we believe it prudent to continue to monitor retail conditions prior to providing specific sales and earnings guidance." The Company plans to provide an update on its Growth Plan and more specific financial guidance for 2006 in mid-December.

    Dividend Increased

    The Board of Directors declared an increase in the quarterly cash dividend rate of $.02 to $.29 per share. This marks the 15th consecutive year that the Company has increased its quarterly dividend rate. The cash dividend is payable on December 19, 2005 to shareholders of record as of the close of business on December 9, 2005.

    Cautionary Statement on Forward-looking Statements

    Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important risk factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not limited to, the overall level of consumer spending for apparel; changes in trends in the segments of the market in which the Company competes; the financial strength and competitive conditions, including consolidation, of our customers and of our suppliers; actions of competitors, customers, suppliers and service providers that may impact the Company's business; the Company's ability to make and integrate acquisitions successfully; the Company's ability to achieve expected sales and earnings growth from ongoing businesses and acquisitions; the Company's ability to achieve its planned cost savings; natural disasters; terrorist actions; and the impact of economic and political factors in the markets where the Company competes, such as recession or changes in interest rates, currency exchange rates, price levels, capital market valuations and other factors over which the Company has no control. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

    About the Company

    VF Corporation is a leader in branded apparel including jeanswear, outdoor products, intimate apparel, image apparel and sportswear. Its principal brands include Lee(R), Wrangler(R), Riders(R), Rustler(R), Vanity Fair(R), Vassarette(R), Bestform(R), Lily of France(R), Nautica(R), John Varvatos(R), JanSport(R), Eastpak(R), The North Face(R), Vans(R), Reef(R), Napapijri(R), Kipling(R), Lee Sport(R) and Red Kap(R).
    VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

    Webcast Information

    VF will hold its third quarter conference call and webcast today at 8:30 a.m. ET. Interested parties should call (800)289-0529 domestic, or (913)981-5523 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through November 3, 2005 and can be accessed by dialing
(888)203-1112 domestic, and (719) 457-0820 international. The pass code is 6993994. A replay also can be accessed at the Company's web site at www.vfc.com.



                            VF CORPORATION
                   Consolidated Statements of Income
               (In thousands, except per share amounts)

                            Three Months Ended      Nine Months Ended
                                September               September
                          --------------------------------------------
                             2005        2004        2005        2004
                          -------- ----------- ----------- -----------


Net Sales              $1,803,064  $1,792,569  $4,802,538  $4,494,775

Costs and Operating
 Expenses
 Cost of goods sold     1,055,064   1,072,741   2,810,709   2,720,842
 Marketing, administrative
  and general expenses    470,753     466,197   1,380,238   1,229,993
 Royalty income and
  other                   (15,218)    (12,751)    (38,440)    (37,359)
 Loss on disposal of VF
  Playwear                      -      14,978           -       7,561
                       ----------- ----------- ----------- -----------
                        1,510,599   1,541,165   4,152,507   3,921,037
                       ----------- ----------- ----------- -----------

Operating Income          292,465     251,404     650,031     573,738

Other Income (Expense)
 Interest, net            (17,955)    (18,735)    (50,062)    (52,172)
 Miscellaneous, net           819         838         801       1,956
                       ----------- ----------- ----------- -----------
                          (17,136)    (17,897)    (49,261)    (50,216)
                       ----------- ----------- ----------- -----------

Income Before Income
 Taxes                    275,329     233,507     600,770     523,522

Income Taxes               93,464      78,070     196,050     174,123
                       ----------- ----------- ----------- -----------

Net Income               $181,865    $155,437    $404,720    $349,399
                       =========== =========== =========== ===========

Earnings Per Common Share
 Basic                      $1.63       $1.41       $3.63       $3.18
 Diluted                     1.59        1.38        3.55        3.11


Weighted Average Shares Outstanding
 Basic                    111,114     110,149     111,043     109,511
 Diluted                  114,099     113,034     114,099     112,232

Cash Dividends Per
 Common Share               $0.27       $0.26       $0.81       $0.78


   Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal third quarter ends on the Saturday closest to September 30. For presentation purposes herein, all references to periods ended September 2005, December 2004 and September 2004 relate to the fiscal periods ended as of October 1, 2005, January 1, 2005 and October 2, 2004, respectively.

   Reclassifications: Certain prior year amounts have been reclassified to conform with the 2005 presentation.


                            VF CORPORATION
                      Consolidated Balance Sheets
                            (In thousands)

                                    September    December    September
                                       2005        2004        2004
                                   ----------- ----------- -----------
ASSETS

Current Assets
   Cash and equivalents              $215,549    $485,507    $182,007
   Accounts receivable, net           950,649     751,582     923,610
   Inventories                      1,169,322     973,248   1,052,776
   Other current assets               199,464     168,231     156,103
                                   ----------- ----------- -----------
        Total current assets        2,534,984   2,378,568   2,314,496

Property, Plant and Equipment       1,535,247   1,539,490   1,573,320
   Less accumulated depreciation      978,079     967,236     998,052
                                   ----------- ----------- -----------
                                      557,168     572,254     575,268

Intangible Assets                     749,997     639,520     631,266

Goodwill                            1,095,146   1,031,594   1,023,422

Other Assets                          404,481     382,342     382,208
                                  ------------ ----------- -----------

                                   $5,341,776  $5,004,278  $4,926,660
                                  ============ =========== ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Short-term borrowings             $181,017     $42,830    $149,342
   Current portion of long-term debt  333,665     401,232     401,078
   Accounts payable                   356,438     369,937     347,214
   Accrued liabilities                602,113     558,215     544,971
                                 ------------- ----------- -----------
        Total current liabilities   1,473,233   1,372,214   1,442,605

Long-term Debt                        527,511     556,639     557,099

Other Liabilities                     575,247     536,131     537,363

Commitments and Contingencies

Redeemable Preferred Stock             24,083      26,053      26,702

Common Stockholders'  Equity
   Common Stock                       110,887     111,388     110,489
   Additional paid-in capital       1,196,286   1,087,641   1,049,327
   Accumulated other comprehensive
    income (loss)                    (135,132)   (113,071)   (129,346)
   Retained earnings                1,569,661   1,427,283   1,332,421
                                 ------------- ----------- -----------
        Total common stockholders'
         equity                     2,741,702   2,513,241   2,362,891
                                 ------------- ----------- -----------

                                   $5,341,776  $5,004,278  $4,926,660
                                 ============= =========== ===========


                            VF CORPORATION
                 Consolidated Statements of Cash Flows
                            (In thousands)


                                                   Nine Months Ended
                                                       September
                                                 --------------------
                                                     2005       2004
                                                 ---------  ---------

Operating Activities
   Net income                                    $404,720   $349,399
   Adjustments to reconcile net income
      to cash provided by operating activities:
      Depreciation                                 72,348     81,686
      Amortization of intangible assets            12,111     12,101
      Other amortization                           12,203     11,061
      Provision for doubtful accounts               9,602     11,126
      Pension funding in excess of expense        (24,536)   (10,912)
      Other, net                                   (8,210)      (924)
      Changes in operating assets and
       liabilities, net of acquisitions:
         Accounts receivable                     (199,095)  (223,879)
         Inventories                             (179,913)   (56,695)
         Other current assets                     (24,022)     2,013
         Accounts payable                         (16,094)   (12,535)
         Accrued liabilities                       98,962    135,888
                                                 ---------  ---------

      Cash provided by operating
       activities                                 158,076    298,329

Investing Activities
   Capital expenditures                           (75,864)   (52,204)
   Business acquisitions, net of cash acquired   (212,286)  (629,258)
   Software purchases                             (13,008)    (8,139)
   Sale of VF Playwear business                     6,667      4,517
   Other, net                                      18,528      8,894
                                                 ---------  ---------
      Cash used by investing activities          (275,963)  (676,190)

Financing Activities
   Increase in short-term borrowings              136,464     61,634
   Payments on long-term debt                    (101,189)    (2,832)
   Purchase of Common Stock                      (175,136)         -
   Cash dividends paid                            (91,757)   (87,222)
   Proceeds from issuance of Common Stock          92,751     77,973
   Other, net                                        (181)      (456)
                                                 ---------  ---------

      Cash provided (used) by financing
       activities                                (139,048)    49,097

Net Cash Used by Discontinued Operations                -     (3,320)
Effect of Foreign Currency Rate Changes on Cash   (13,023)      (694)
                                                 ---------  ---------

Net Change in Cash and Equivalents               (269,958)  (332,778)

Cash and Equivalents -- Beginning of Year         485,507    514,785
                                                 ---------  ---------

Cash and Equivalents -- End of Period            $215,549   $182,007
                                                 =========  =========

                            VF CORPORATION
                 Supplemental Financial Information
                     Business Segment Information
                            (In thousands)

                            Three Months Ended      Nine Months Ended
                                 September               September
                         ---------------------------------------------
                             2005        2004        2005        2004
                         --------- ----------- ----------- -----------

 Coalition sales
 Jeanswear               $688,513    $713,850  $1,991,840  $2,008,177
 Outdoor Apparel and
  Equipment               520,757     457,081   1,099,741     727,398
 Intimate Apparel         213,281     234,579     663,573     718,806
 Imagewear                202,753     192,529     570,618     538,995
 Sportswear               166,338     163,333     445,354     409,712
 Other                     11,422      31,197      31,412      91,687
                       ----------- ----------- ----------- -----------

  Net sales            $1,803,064  $1,792,569  $4,802,538  $4,494,775
                       =========== =========== =========== ===========

 Coalition profit
 Jeanswear               $123,059    $116,669    $335,334    $324,007
 Outdoor Apparel and
  Equipment               111,968      87,241     186,801     122,686
 Intimate Apparel          21,589      32,998      58,717     103,496
 Imagewear                 37,228      29,695      92,126      72,772
 Sportswear                29,480      22,297      75,650      36,000
 Other                     (1,406)    (15,037)     (2,045)    (10,619)
                       ----------- ----------- ----------- -----------

 Total coalition profit   321,918     273,863     746,583     648,342

 Corporate and other
  expenses                (28,634)    (21,621)    (95,751)    (72,648)
 Interest, net            (17,955)    (18,735)    (50,062)    (52,172)
                       ----------- ----------- ----------- -----------
 Income before income
  taxes                  $275,329    $233,507    $600,770    $523,522
                       =========== =========== =========== ===========




    CONTACT: VF Services, Inc.
             Cindy Knoebel, CFA, 336-424-6189 or 212-841-7141
             VP, Financial & Corporate Communications